Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1, filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated February 28, 2014 (which report expresses an unqualified opinion and contains an explanatory paragraph in relation to 1) the basis of preparation of the combined financial statements of Abengoa Yield Limited as a combination of the historical accounts of companies that compose the Abengoa Concessions Businesses that include expense allocations for certain corporate functions historically provided by Abengoa, S.A. which may not be reflective of the actual expense which would have been incurred had the Company operated as a separate entity apart from Abengoa, S.A. and 2) the adoption of IFRS 10 for all years presented in the combined financial statements) with respect to the combined financial statements of Abengoa Yield Limited as of December 31, 2013 and 2012 and for each of the years then ended appearing in the Registration Statement on Form F-1 (No. 333-194970) of Abengoa Yield plc (formerly Abengoa Yield Limited).

/s/ Deloitte, S.L.

Seville, Spain

June 12, 2014